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Exhibit 99.1

News Release

Media Contacts:
Ethan Hirsh—816-467-3509
Media Relations—816-467-3000

Investor Contact:
Neala Clark—816-467-3562

AQUILA AND ITS CEO ROBERT K. GREEN AGREE UPON RESIGNATION;
RESPONSIBILITIES ASSUMED BY CHAIRMAN RICHARD C. GREEN, JR.

        KANSAS CITY, MO, October 1, 2002—Aquila, Inc. (NYSE: ILA) today announced that it has reached an agreement with President and Chief Executive Officer Robert K. Green under which he has resigned from all executive officer positions with the company and from Aquila's board of directors. The company cited market realities that demanded a strategic repositioning of the company and its recent decision to substantially reduce the scale and scope of its business. That reduction now, in turn, requires a smaller executive staff.

        Aquila announced on June 17 that it would no longer conduct any speculative wholesale energy trades and would return to its historic roots as an energy distribution network and generation business. The board has reassigned Bob Green's CEO responsibilities to longtime Chairman Richard C. Green, Jr. Bob Green will continue to work with the company over the next 18 months as he explores other career opportunities.

Market Standard Separation Package

        Following a mutual agreement between Bob Green and the board that he would step aside, the separation agreement with Bob Green was negotiated on Aquila's behalf by the board's Compensation Committee, consisting of three independent outside directors, with the assistance of independent outside compensation consultants and legal counsel. That outside counsel advised the board on the range of competitive market best practices with respect to severance arrangements for CEOs.

        Based on this advice, the board concluded that a severance package consisting of three times base salary plus bonus was appropriate. In consideration of his resignation and the termination of his existing employment agreement (under which more generous separation benefits would have been payable upon certain events), as well as his willingness to enter into five-year non-compete and non-solicitation covenants, Bob Green will receive a separation package consisting primarily of three times his base salary plus average annual incentive value paid over the past three years.

        The package also includes other customary benefits such as medical coverage and administrative support. For the next 18 months while he continues to provide services to the company, Bob Green will be compensated and will receive continued basic benefits such as insurance and medical coverage. The separation arrangement has a value, inclusive of compensation during the 18-month period, of approximately $7.6 million. The company will also provide an offsite office for Bob Green's use and administrative support during this period.

Business Repositioning: Regulated Utility Assets

        "My appointment to CEO in January 2002 came as our energy trading and risk management, merchant generation and international operations were increasing the size and complexity of our business," said Bob Green. "Following our decision to reposition the business, both strategically and financially, a much smaller executive team is required. I strongly support Rick's return to leadership of the company as CEO. He has the knowledge and experience to serve our shareholders' interests well."

Rapid Change Demands Aggressive Response

        Rick Green, who created UtiliCorp United (now Aquila, Inc.) in 1985 from Missouri Public Service Company, was appointed chief executive officer that same year. Before focusing on the sole duties of Aquila chairman in January 2002, he led the company through a period of steady expansion and integration of regulated utility assets located in seven states, international operations in Australasia and Canada, and domestically, non-regulated energy trading, gas processing and distribution, and independent power production. "Our decision in 2001 to pursue an energy merchant strategy was founded on our strength as one of the country's leading wholesale energy marketers," said Rick Green. "We were poised to follow a strategy capable of delivering double-digit earnings growth for our shareholders. The recent collapse of the energy merchant market," he continued, "was the result of misguided behavior on the part of a few industry players, yet we all suffered from the resulting fallout. I respect Bob for his courage and the swift action he took in response to the market's nearly overnight loss of confidence in the merchant sector, followed by virtual abandonment."

Global Workforce Resizing, Restoring Investor Confidence

        Bob Green was elected president of the company in 1996 and as chief operating officer led the integration of its domestic and international growth strategies. He played a key role in building Aquila's international businesses. In 2001 he was named chairman of the company's energy merchant subsidiary, which included operations in the United Kingdom and parts of Europe, as the company prepared for an initial public offering (IPO) of that business. He joined Aquila in 1988 and was president of its Missouri Public Service division before being named executive vice president of the company and a director in 1993. "As we've resized our global workforce to reflect our change in strategic direction, it was necessary to re-examine our staffing needs at the executive level," said Rick Green. "It's regrettable to lose such tremendous talent. Bob has contributed significantly to Aquila's growth and profitability over the years. His presence will be missed." Rick Green added that with the company's renewed focus on regulated utility and generation assets, it was time to focus on delivering sustainable results and restoring investor confidence. "We have had a long and trusted relationship with our shareholders," he said. "They have stood beside us as we've built this organization from a small Missouri utility to an international Fortune 50 company. We must demonstrate to them through our performance that Aquila is a company worthy of their trust and investment."

About Aquila

        Based in Kansas City, Missouri, Aquila operates electricity and natural gas distribution networks serving more than six million customers in seven states and in Canada, the United Kingdom, New Zealand and Australia. The company also owns and operates power generation and mid-stream natural gas assets. At June 30, 2002, Aquila had total assets of $11.9 billion. More information is available at www.aquila.com.

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  Exhibit 99.1